UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TOLLGRADE COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
SCOTT C. CHANDLER
JEFFREY LIBSHUTZ
EDWARD B. MEYERCORD, III

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC, together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of Tollgrade Communications, Inc., a Pennsylvania corporation.

Item 1: On May 18, 2009, Ramius LLC issued the following press release:

RAMIUS RESPONDS TO TOLLGRADE’S RECENT PUBLICLY ANNOUNCED BOARD CHANGES

Believes That Announced Changes Do Little To Address The Substantial Underperformance at Tollgrade

Urges Board to Consider Ramius' Recent Proposals Which Would Result in a Minority of New Directors with Both Telecom Industry Experience and Direct Shareholder Representation

NEW YORK, NY – May 18, 2009 – RCG Starboard Advisors, LLC, an affiliate of Ramius LLC (collectively, "Ramius"), today announced that it has sent a letter to Joseph A. Ferrara, Chairman and Chief Executive Officer of Tollgrade Communications, Inc. (Nasdaq: TLGD), expressing its belief that substantial changes to the composition of the Tollgrade Board of Directors are needed in order to remedy the historical underperformance of the Company. Ramius also expressed an interest in continuing negotiations with the Company in order to reach a mutually agreeable settlement. If a settlement is not reached, Ramius is prepared to move forward with an election contest in order to ensure that the best interests of all shareholders are represented on the Board.

The full text of the letter follows:

May 18, 2009

Mr. Joseph A. Ferrara
Chairman and Chief Executive Officer
Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, PA 15024

Dear Joe:

As you know, RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (together with its affiliates, “Ramius” or the “Ramius Group”) currently owns approximately 15.2% of the outstanding common stock of Tollgrade Communications, Inc. (“Tollgrade” or “the Company”), making us the largest shareholder of the Company.  On February 11, 2009, we submitted a notice of our intention to nominate four nominees (the “Nominees”) for election to the Board of Directors at the 2009 Annual Meeting of Shareholders (the “Meeting”).  After following Tollgrade as a shareholder for over four years, we took this action because we believe substantial change to the composition of the current Board is necessary to address the long-term underperformance of the Company.  We believe Tollgrade would significantly benefit from Board members with relevant experience in the telecom equipment and services industries as well as shareholder representatives with a true vested interest in the Company.  These attributes have been missing from the Board for far too long.

Although we recognize the changes to the structure of the Board you outlined in the press release on May 13, 2009, we believe these adjustments were made entirely as a reaction to our nomination proposal and do little to address the fundamental issues we have raised.  From the outset of this process we have expressed our sincere desire to work constructively with the current Board to reach a mutually agreeable solution that would be in the best interest of all shareholders.  To that end, for the past three months we have been acting in good faith to privately negotiate a joint resolution of our concerns.  Frankly, we are surprised and disappointed that you chose to take these actions publicly at this time while we were in the midst of trying to privately reach a mutually agreeable outcome that would avoid a potential election contest.

On several occasions we have outlined for you and other members of the current Board several proposals which would result in Ramius being entitled to designate a minority of new directors.  The new directors would include direct representation for Ramius as well as independent and highly qualified telecom industry executives with extensive experience in the sector.  We firmly believe that these proposals would create the right mix of existing and new directors on the Board and would serve the best interest of all Tollgrade shareholders. Given the dismal performance of the Company under the direction of the current Board, the counter proposals put forth to date by the Company are inadequate and do not address the major issues facing the Company.

The fact remains that Tollgrade has significantly underperformed with the direction of the current Board.  Over the past five years through May 13, 2009, Tollgrade’s stock price is down approximately 53% versus the NASDAQ Composite, which is down approximately 10%.  More importantly, Tollgrade currently has an enterprise value of less than $6 million when factoring in the $60 million cash balance.  Effectively, shareholders are attributing little to no value to the operating businesses at Tollgrade.  We believe this is a reflection of the poor operating performance and terrible allocation of corporate resources and capital over the past five years.  From 2003 to 2008:

▪	Revenue declined by approximately $8 million per year from $65.1 million in 2003 to $57.2 million in 2008, a decline of 12%;
▪	Gross profit has declined by approximately $7 million per year from $38.4 million in 2003 to $31.6 million in 2008, a decline of 18%;
▪	Operating expenses have remained constant at $31.2 million; and
▪	Adjusted EBITDA has declined by $7.4 million from $9.4 million in 2003 to $2.0 million in 2008, a decline of 79%.

These poor results are in spite of massive investments in the business.  Over the past five years, the Company has poured excessive amounts of capital into research and development projects as well as ill-conceived and poorly executed acquisitions.  From 2003 to 2008 Tollgrade spent:

▪	$84 million on internal research and development projects; and
▪	$32 million on external acquisitions.

Between research and development and external acquisitions, Tollgrade has spent $116 million of cash in the past five years, or $9.15 per share, with little to show for it.  This compares to the current $6 million enterprise value and the $5.15 stock price as of May 13, 2009.  Clearly, the Company has not executed and shareholders have suffered under the leadership of the current Board.

We believe this poor performance is in part due to a Board composed of directors with little, if any, experience in the technology and telecom industry and who lack a substantial vested interest in the financial performance of the Company.  Apart from you, the Chief Executive Officer of the Company, none of the other Board members have any direct experience in the telecom equipment industry, an industry in which Tollgrade generates a vast majority of its revenues.  Additionally, in the aggregate, the current Board owns just 130,884 shares directly, representing approximately 1% of the shares outstanding.

Conversely, the nominees that we have proposed for the Board have over 35 years of combined experience in the telecom equipment and services industries and have a large vested interest in the future financial performance of the Company.  As the largest shareholder of Tollgrade, our interests are directly aligned with those of all shareholders.  For these reasons, we firmly believe that the changes to the composition of the Board that we have proposed are appropriate and necessary.

As we have stated before, we have a strong preference to work with you and the other members of the Board to compose the best possible Board to represent the interests of all shareholders.  We are firm in our stance that substantial changes to the Board are required at this time.  We are ready and willing to continue to have an open dialogue with every intention of reaching a mutually agreeable settlement.  However, we are also prepared to move forward with an election contest in order to ensure that the best interests of all shareholders are represented on the Board.

We would urge you and the rest of the Board to strongly consider our latest proposals and get back to us as soon as possible.  Please contact us to discuss this matter further.  You can reach me at (xxx) xxx-xxxx.

Thank you for your consideration.  We look forward to hearing from you.

Best Regards,

Jeffrey M. Solomon
Peter A. Feld
Ramius LLC

cc:           Jeffrey C. Smith
Steven Wolosky, Esq.

James J. Barnes
Daniel P. Barry
David S. Egan
Richard H. Heibel
Robert W. Kampmeinert
Brian C. Mullins

Sara M. Antol, Esq.
Keith E. Gottfried, Esq.
Paul J. DeRosa, Esq.

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2009 annual meeting of shareholders of Tollgrade Communications, Inc., a Pennsylvania corporation (the “Company”).

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in this proxy solicitation are Value and Opportunity Master Fund, Parche, LLC (“Parche”), Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Scott C. Chandler (“Mr. Chandler”), Jeffrey Libshutz (“Mr. Libshutz”) and Edward B. Meyercord, III (“Mr. Meyercord”).

As of the date of this filing, Value and Opportunity Master Fund beneficially owns 1,649,016 shares of Common Stock and Parche beneficially owns 314,159 shares of Common Stock.  RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund and the managing member of Parche) is deemed to be the beneficial owner of the 1,649,016 shares of Common Stock owned by Value and Opportunity Master Fund and the 314,159 shares of Common Stock owned by Parche.  Enterprise Master Fund (as the sole non-managing member of Parche and owner of all economic interests therein) is deemed the beneficial owner of the 314,159 shares of Common Stock owned by Parche.  Ramius Advisors (as the investment advisor of Enterprise Master Fund) is deemed to be the beneficial owner of the 314,159 shares of Common Stock owned by Parche.  Ramius (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the 1,649,016 shares of Common Stock owned by Value and Opportunity Master Fund and the 314,159 shares of Common Stock owned by Parche.  Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock owned by Value and Opportunity Master Fund and Parche by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date of this filing, none of Messrs. Chandler, Libshutz and Meyercord directly own any shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants.  Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.